As filed with the Securities and Exchange Commission on March 23, 2022

Registration No. 333-232880

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-232880

Under

The Securities Act of 1933

BIODELIVERY SCIENCES INTERNATIONAL, INC. (Exact name of registrant as specified in its charter)

Delaware	35-2089858
(State or other jurisdiction of incorporation or organization) 4131 ParkLake Ave., Suite 225, Raleigh, NC, 27612 (Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Joseph Ciaffoni

President and Chief Executive Officer
Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300

Stoughton, Massachusetts 02072

(781) 713-3699

(Name, address and telephone number,

including area code, of agent for service)

Copies To:

Shirley R. Kuhlmann, Esq.

Executive Vice President and General Counsel

100 Technology Center Drive, Suite 300

Stoughton, MA 02072

(781) 713-3699

and

Jennifer L. Porter, Esq.

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

(215) 981-4000

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On July 29, 2019, BioDelivery Sciences International, Inc. (the “Company”), filed a shelf registration statement on Form S-3 (Registration No. 333-232880) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which was declared effective on September 13, 2019. The Registration Statement registered the offer and sale from time to time of the Company’s common stock, preferred stock, warrants, debt securities and units in an amount not to exceed $125,000,000 and the possible resale by one of the Company’s stockholders of up to 12,797,289 shares of the Company’s common stock, par value $0.001 per share, which are referred to collectively as the “Registered Securities”.

On March 22, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of February 14, 2022, by and among the Company, Collegium Pharmaceutical, Inc., a Virginia corporation (“Parent”) and Bristol Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result, the Company is filing this Post-Effective Amendment No. 1 to terminate the offering and withdraw and remove from registration the Registered Securities that remain unissued or unsold pursuant to the Registration Statement.

In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any of the Registered Securities that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration the Registered Securities that remain unsold or unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stoughton, State of Massachusetts, on March 23, 2022.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

March 23, 2022	By: /s/ Joseph Ciaffoni
Joseph Ciaffoni
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.